EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VNUE, Inc. ELECTS LOU MANN TO BOARD OF DIRECTORS

Former Capitol Records executive to continue in role as Executive Vice President

(July 23, 2018 - New York, NY) – VNUE, Inc. (OTCQB: VNUE) announced today that co-founder Matthew Carona has resigned from all positions with the company, and that the company’s remaining board of directors subsequently elected Lou Mann to fill the vacancy on the board left by Carona’s departure. Mr. Mann will continue in his role of Executive Vice President as well.

Zach Bair, CEO of VNUE, said that Carona’s departure was planned as the next step in the evolution of the company, and that Mann would bring significant value due to his deep music industry background and relationships, as well as his strategic operational experience. Bair said that Carona left the company on good terms and will continue to stay in communication.

“Matthew had the vision for VNUE, along with the drive to get the company off the ground, and now our job is to continue that vision to fruition,” said Bair. “We wish him nothing but the best.”

Lou Mann has an extensive background in music, and has been working in the business since 1986, where he was employed by MCA Records as Senior VP of Sales and Marketing. He worked for Capitol Records from 1988 to 1998, most recently serving as Executive Vice President and General Manager, where he managed day-to-day operations, and helped to set the strategic vision of this subsidiary of EMI Music. From 1999 until 2005, Mann served as president of House of Blues Media Properties. In this role, he expanded the national brand through innovative marketing, and introduced the HOB brand to the recorded music industry by developing a viable label and signing artists. In this role, he oversaw globally distributed media properties, including broadcasting initiatives, development, programming and distribution.

Mr. Mann is known as an innovator and launched one of the first efforts to create musician brand awareness by charging for download privileges. He was pivotal in the first digital single release for sale by a major artist, “Electric Barbarella,” by Duran Duran, in 1997. He predicted the rise of electronic distribution in the music industry, noting “I think there’s no questions that five years from now the whole universe will change. We’re really aware of that,” in the Oct 7,1997 issue of USA Today. During his tenure at Capitol, Mann increased company revenue from $450M to over $750M within three years.

“Lou brings a tremendous amount of value to VNUE in this capacity,” said Bair. “It is only natural that he joins the board and assists me in my efforts to continue to build shareholder value for the company through our execution strategy.”

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About VNUE, Inc. (www.vnue.com)

VNUE, Inc., (OTC: VNUE) is the exclusive licensee of DiscLive (www.disclive.net), and the owner of Set.fm (www.set.fm) as well as Soundstr (www.soundstr.com). VNUE a music technology company dedicated to further monetizing the live music experience for artists, labels, writers, publishers, and literally all stakeholders by creating new and exciting consumer products through DiscLive and Set.fm; and by tackling the global problem of general licensing performance royalties due to writers and publishers by implementing its Soundstr MRT technology in live music venues, radio stations, and other businesses, to create a fully transparent ecosystem.  The VNUE team, lead by “instant live” industry pioneer and entrepreneur Zach Bair, CEO & Chairman of VNUE, is the most experienced in our space, a group of technology entrepreneurs, artists and songwriters who are passionate about the future of the industry, and ensuring that the value of the rights holders are not lost in the context of new and ever-changing technology.

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